UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2012

JACKSONVILLE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-30248	59-3472981
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 North Laura Street, Suite 1000 Jacksonville, FL		32202
(Address of principal executive offices)		(Zip Code)

(904) 421-3040

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 18, 2012, Price W. Schwenck retired as President and Chief Executive Officer of Jacksonville Bancorp, Inc. (the “Company”) and as Chief Executive Officer of the Company’s wholly owned subsidiary, The Jacksonville Bank (the “Bank”). Mr. Schwenck will remain a director of the Company and the Bank. Also effective June 18, 2012, the Company’s board of directors appointed Stephen C. Green as President and Chief Executive Officer of the Company. Mr. Green was also appointed as a director of the Company. Subject to regulatory approval, Mr. Green will also serve as the Bank’s Chief Executive Officer and as a director of the Bank.

On June 14, 2012, Margaret A. Incandela was appointed as Chief Operating Officer of the Company and the Bank. Subject to regulatory approval, Ms. Incandela will also serve as the Bank’s Chief Operating Officer. As previously announced, Ms. Incandela joined the Company in May 2012 as Chief Credit Officer and Executive Vice President of the Company and the Bank.

The Bank expects to enter into employment agreements with Mr. Green and Ms. Incandela, whose biographical information is provided below. Each officer of the Company is elected by the board of directors annually and holds office for the term set forth in the officer’s written employment agreement, if any, or until the officer’s successor has been elected and qualified.

Mr. Green, age 62, has over 37 years of banking experience. From 2007 to 2010, Mr. Green served as Executive Vice President – Regional Executive of City National Bank in Orlando, Florida. While at City National Bank, he oversaw the bank’s expansion into Central Florida, including the opening of a loan production office and two full service branches. Prior to that, Mr. Green was President of Federal Trust Bank, Orlando, Florida, where he worked from 1999 to 2006. During his time at Federal Trust Bank, Mr. Green implemented a business plan converting the organization from a wholesale thrift to a community bank, creating a formal credit function and building a commercial lending team. His background comprises management positions including chief credit officer, senior lending officer, and region president with community and regional banks in Florida for over 20 years. Mr. Green holds an MBA and BBA in Banking and Finance from North Texas State University, and is a graduate of the Herbert Prochnow Graduate School of Banking at the University of Wisconsin.

Mr. Green’s history and wide variety of experiences, including strategic planning, credit management and business development, are well suited to the Company and the Bank and will make him a good addition to the current board of directors’ knowledge and experience.

Ms. Incandela, age 47, has worked as a banking professional for over 25 years with institutions across the country and is well known within the industry for her commercial and consumer credit management and lending experience. From January 2009 through April 2012, Ms. Incandela was the Executive Vice President and Chief Credit Officer of Heritage Bank of Commerce in San Jose, California, where she also oversaw the Special Assets and Real Estate Lending Departments. From April 2008 to January 2009, Ms. Incandela served as Executive Vice President and Chief Credit Officer of New Resource Bank in San Francisco, California, where she strengthened that bank’s credit culture. From August 2006 to April 2008, she was employed by Heritage Bank of Commerce (and its predecessor by merger, Diablo Valley Bank), where she served as Senior Vice President and Chief Credit Officer (before the merger) and as Senior Vice President and Regional Credit Officer (after the merger). Prior to joining Heritage Bank of Commerce, Ms. Incandela served in various other credit and lending positions at CIB Marine Bancshares, Inc. (Chicago, Illinois), Bridgeview Bank (Chicago, Illinois), Banco Popular North America (New York, Chicago, Illinois and Houston, Texas), Bank United (Houston, Texas), Compass Bank (Houston, Texas), First City Bancorporation (Houston, Texas) and MBank Amamo (San Antonio, Texas). Ms. Incandela holds a BBA in Finance from University of Texas at San Antonio.

The Company filed a press release announcing the change in management on June 18, 2012, a copy of which is attached hereto as Exhibit 99.1.

Item 8.01	Other Events

Effective June 18, 2012, R.C. Mills and Donald E. Roller retired as directors of the Company and the Bank. Messrs. Mills and Roller had served as directors of the Company and the Bank since 1999.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated June 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSONVILLE BANCORP, INC.

By:	/s/ Valerie A. Kendall
	Name:	Valerie A. Kendall
	Title:	Executive Vice President and Chief Financial Officer

Date: June 20, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 18, 2012